Seneca Foods Reports Net Earnings Increase of $16.2 Million for the First Fiscal Quarter of 2013

MARION, N.Y. August 3, 2012 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported net earnings for the fiscal first quarter of 2013 of $8.2 million, or $0.67 per diluted share, compared to a loss of $8.0 million, or $(0.66) per diluted share, in the fiscal first quarter of 2012.   Net sales for the first quarter ended June 30, 2012 decreased from the first quarter ended July 2, 2011 by 10.4%, or $26.8 million to $231.0 million.  The decrease is attributable to a sales volume decrease of $57.3 million partially offset by higher selling prices and a more favorable sales mix of $30.5 million.  Part of the sales volume decrease can be attributed to the fact that last year we were selling off excess inventories while the current year inventories are more in balance.

Excluding a non-cash after-tax LIFO charge of $0.8 million, net earnings per diluted share were $0.74 during the quarter ended June 30, 2012 versus a net loss of $0.31 during the quarter ended July 2, 2011, which included a non-cash LIFO charge of $4.3 million.

About Seneca Foods Corporation
Seneca Foods is a processor of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Blue Boy, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, Seneca Farms and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and enhance the understanding of the Company’s historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	June 30, 2012		July 2, 2011
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings (loss), as reported:	$8.2	$0.67	$(8.0)	$(0.66)

LIFO charge, after tax at statutory federal rate	$0.8	$0.07	$4.3	$0.35

Net earnings (loss), excluding LIFO impact	$9.0	$0.74	$(3.7)	$(0.31)

Diluted weighted average common shares outstanding
(in thousands)		11,760		11,808

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended
EBITDA and FIFO EBITDA:	June 30, 2012	July 2, 2011
	(In thousands)

Net earnings	$8,191	$(7,975)
Income taxes expense	4,596	(3,962)
Interest expense, net of interest income	1,478	1,786
Depreciation and amortization	5,689	5,574
Interest amortization	(75)	(117)
EBITDA	19,879	(4,694)
LIFO charge	1,262	6,527
FIFO EBITDA	$21,141	$1,833

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended June 30, 2012 and July 2, 2011
(In thousands of dollars, except share data)

	Quarter
	Fiscal 2013	Fiscal 2012

Net sales	$231,051	$257,836

Plant restructuring expense (note 2)	$-	$54

Other operating income, net (note 3)	$(18)	$(151)

Operating income (loss) (note 1)	$14,265	$(10,151)
Interest expense, net	1,478	1,786
Earnings (loss) before income taxes	$12,787	$(11,937)

Income taxes expense (benefit)	4,596	(3,962)

Net earnings (loss)	$8,191	$(7,975)

Earnings (loss) attributable to common stock (note 4)	$7,907	$(7,708)

Basic earnings (loss) per share	$0.68	$(0.66)

Diluted earnings (loss) per share	$0.67	$(0.66)

Weighted average shares outstanding basic	11,687,215	11,735,631

Weighted average shares outstanding diluted	11,759,711	11,807,714

Note 1: The effect of the LIFO inventory valuation method on first quarter pre-tax results was to reduce operating earnings by $1,262,000 for the three month period ended June 30, 2012 and $6,527,000 for the three month period ended July 2, 2011.
Note 2: The three month period ended July 2, 2011 included a restructuring charge for severance costs of $54,000.
Note 3: Other income for the current year of $18,000 represents a net gain on the sale of unused fixed assets.
Other income for the prior year of $151,000 represents a net gain on the sale of unused fixed assets.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for each period presented. Common and participating shares totaled 12,099,649 as of June 30, 2012.
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